Exhibit 99.1

Harris Corporation Evaluating Strategic Alternatives Related to
Its Ownership in Harris Stratex Networks, Inc.

MELBOURNE, Florida, December 8, 2008 — Harris Corporation (NYSE:HRS), an international communications and information technology company, announced today that it is evaluating strategic alternatives related to its majority-owned subsidiary, Harris Stratex Networks, Inc. (NASDAQ:HSTX). Harris currently owns 56 percent of Harris Stratex Networks, which was formed January 26, 2007, through the combination of the Harris Microwave Communications Division and Stratex Networks, Inc. At the time of the combination, Harris agreed to certain limitations on changes in its ownership in Harris Stratex Networks prior to January 26, 2009.

“We will evaluate a number of different alternatives to determine which can provide the greatest value to Harris shareholders,” said Howard L. Lance, chairman, president and chief executive officer of Harris Corporation. “Alternatives under consideration include a spin-off, split-off, secondary public offering, or a sale of all or part of our shares.

“Harris Stratex Networks has made significant progress since its formation, but we do not believe the business has a strong strategic fit with the rest of the Harris portfolio,” Lance said. “A strong management team is in place and capable of taking the company forward. As the largest independent provider of wireless transmission solutions, the company is positioned for long-term success. Significant investments have been made in new technology platforms to address the global transition to IP networks, the evolution to 4G technologies, and the continuing expansion of wireless infrastructure in emerging markets.”

About Harris Stratex Networks, Inc.
Harris Stratex Networks, Inc. is a leading specialist in backhaul solutions for mobility and broadband networks. The company offers reliable, flexible and scalable wireless network solutions, backed by comprehensive professional services and support. Harris Stratex Networks serves all global markets, including mobile network operators, public safety agencies, private network operators, utility and transportation companies, government agencies and broadcasters. For more information, visit www.HarrisStratex.com.

About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of $5.4 billion and 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Statements about the expected long term outlook of Harris Stratex Networks are forward-looking and involve risks and uncertainties. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.